SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) January 15, 2003
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On January 16, 2003, a news release was issued on the subject of fourth quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Annual Report on Form 10-K. The following is the fourth quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated January 15, 2003.

   -  For 2002, GM earned $1.7 billion, or $3.35 per share
      Excluding Hughes and special items, $3.9 billion, or $6.98 per share

   - In the fourth quarter, GM earned $1.0 billion, or $1.71 per share Excluding Hughes, $934 million, or $1.67 per share

   - Record revenue, market share gains in three automotive regions, strong cash generation, and improved cost performance were key highlights in 2002

   -  GMAC posts eighth straight year of earnings growth

Detroit - General Motors Corp. (NYSE: GM, GMH) today reported record revenues and significantly improved earnings in both the calendar year and fourth quarter of 2002.

                               CALENDAR YEAR 2002

GM earned $1.7 billion on record revenue of $186.8 billion, or $3.35 diluted earnings per share of GM $1-2/3 par value common stock, compared with $601 million, or $1.77 per share, in 2001.

Excluding special items (see "Highlights") and Hughes, 2002 earnings totaled $3.9 billion, or $6.98 per share, nearly double the results in 2001 when GM earned $2.0 billion, or $3.60 per share.

                               FOURTH QUARTER 2002

Earnings totaled $1.0 billion on record quarterly revenue of $48.7 billion, or $1.71 per share. That compares with $255 million, or $0.60 per share, in the prior-year period. There were no special items other than those at Hughes in the fourth quarter of 2002.

Excluding Hughes and its special items, earnings in the fourth quarter of 2002 totaled $934 million, or $1.67 per share, more than double the $386 million, or $0.69 per share, earned in the prior-year period.

                                 YEAR IN REVIEW

"Our strategy to leverage GM's size, and fundamentally improve its operating efficiency continues to pay off," said GM Chairman Jack Smith. "We're a far leaner, more flexible company, offering cars and trucks that are winners in the marketplace, which continues to drive our improved earnings."

"GM delivered strong results despite challenging global economic and market conditions," said GM President and Chief Executive Officer Rick Wagoner. "Strong launches of well-received products, aggressive marketing, improved quality and productivity, and continued cost reductions were the primary drivers of our improved performance. Our performance in 2002 gives us confidence in the strength of our fundamental operating systems, and is an excellent foundation on which we can build.

"General Motors Acceptance Corp. (GMAC) achieved its eighth consecutive year of earnings growth and fourth straight year of record earnings -- truly an outstanding performance, which was achieved despite considerable challenges in the capital markets," Wagoner said.

GM's automotive operations generated approximately $8 billion in cash flow, as total cash generation was about $12 billion in 2002, exceeding the target of $10 billion. "We generated significantly more cash than expected," Wagoner said. "This was achieved despite the fact that the Hughes transaction, which had been a major element of our cash-generation plan, could not be completed. And, we still have a significant store of value in Hughes that we can capitalize on going forward."

The strong cash performance allowed GM to contribute a total of $4.8 billion to its U.S. pension plans during the year, including a $2.6 billion cash contribution in the fourth quarter. In addition, GM made a $1 billion cash contribution to the long-term Voluntary Employees' Beneficiary Association
(VEBA) Trust in June of 2002. Even with these contributions, net liquidity of $2.3 billion at year-end 2002 was up $1.3 billion from year-end 2001.

Cash, marketable securities, and assets of the VEBA trust invested in short-term fixed-income securities totaled $17.3 billion at Dec. 31, 2002, excluding GMAC and Hughes, up almost $6 billion from the end of 2001.

GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see "Highlights").

                            GM AUTOMOTIVE OPERATIONS

GM's global automotive operations earned $563 million in the fourth quarter of 2002, compared with $66 million in the prior-year period. The increase was fueled by income growth at GM North America (GMNA) and Asia Pacific, and moderating losses in Europe and Latin America. For 2002, GMNA earned $3.0 billion, double its 2001 performance.

"For the second year in a row, we increased our market share in three of the four automotive regions, and we improved the quality of our share with stronger sales of higher-profit models," Wagoner said.

GM's U.S. market share increased to 28.3 percent for the year, up 0.2 percentage points from 2001. "We've grown market share in the United States for the second consecutive year, thanks to strong core products like our full-size pickups, and mid-size and large SUVs," Wagoner said. "GM set all-time industry records for truck and SUV sales in 2002, becoming the first manufacturer ever to top 1.2 million SUV sales in a calendar year. We're making these gains because we're offering cars and trucks that customers really want to buy, and we're targeting market share gains again in 2003 as we introduce 12 new vehicles in the United States alone this year."

The pricing environment continued to be challenging, with vehicle prices continuing to decline in North America. Net price retention was negative 3.2 percent in the fourth quarter of 2002, and negative 2.1 percent for the year. Higher production volume and significant improvements in structural and material costs more than offset the continued pricing pressures, leading to more than a 50 percent improvement in GMNA's fourth-quarter net income compared with the same period in 2001. Year-end dealer inventories were well positioned at slightly more than a million units.

GM Europe (GME) reported a loss of $129 million in the fourth quarter of 2002, an improvement from the $240 million loss in the year-ago period. Significant progress in reducing material and structural costs and increased volume were partially offset by higher losses at Saab. For 2002, GME had a loss of $549 million, compared with a loss of $767 million in 2001.

"We've made very good progress on the cost side in Europe, and we continue to focus on revenue growth," Wagoner said. "We've mounted a major product offensive and expect the new Opel/Vauxhall and Saab models, along with expanded diesel engine availability, to drive increased sales. We're pleased with the progress we're making in turning around our Opel/Vauxhall operations, and we are intensifying our efforts to cut costs and improve sales at Saab."

GM Asia-Pacific (GMAP) reported a profit of $66 million in the fourth quarter of 2002 compared with earnings of $25 million a year ago, led by continued strong performance at GM's Australia-based Holden and Shanghai GM in China. The earnings also reflect better-than-expected results from GM's equity alliances. The fourth-quarter-2002 results included GM's share of start-up related losses at GM Daewoo Auto & Technology Co., which totaled approximately $50 million. For 2002, GMAP earned $188 million, compared with $77 million in 2001.

"We are very pleased with our steady sales and earnings progress in Asia," Wagoner said. "Holden continues to perform very well, and Shanghai GM is aggressively and profitably expanding its capacity and model lineup in China."

GM Latin America/Africa/Mid-East (GMLAAM) reported a loss of $7 million in the fourth quarter of 2002, a significant improvement versus its loss of $111 million in the year-ago quarter. Results there were negatively affected by the general economic downturn in the region and turmoil in Venezuela and Argentina. For 2002, GMLAAM had a loss of $181 million, compared with a loss of $80 million in 2001.

"Responding to the challenging economic conditions, we continued to reduce our costs and grew market share by nearly one percentage point on the strength of new products, such as the new Corsa and the Chevrolet Meriva. We strengthened our lead as the number-one manufacturer in the region, and we're well positioned to generate solid earnings when the economy recovers," Wagoner said.

                                      GMAC

GMAC earned $524 million in the fourth quarter of 2002 -- an all-time fourth-quarter record. These results represent an increase of more than 20 percent from fourth-quarter earnings of $435 million a year ago, with the improvement driven by strong results from automotive finance and mortgage operations. For 2002, GMAC earned an all-time record $1.9 billion, compared with $1.8 billion in 2001.

"GMAC continues to be a key contributor to GM's profitability," Wagoner said. "Eight consecutive years of annual income growth demonstrates we have a solid operating strategy and an effective approach to meet the challenges of the difficult capital-funding environment."

                                     HUGHES

Hughes had a loss of $84 million in the fourth quarter of 2002, compared with a loss of $131 million in the prior-year period. The results primarily reflect continued improvement in the operating performance of DIRECTV U.S. Revenue, led by the growing subscriber base of DIRECTV, totaled $2.5 billion in the fourth quarter of 2002, up from $2.3 billion in the same quarter last year. Total DIRECTV subscriptions in the United States increased approximately 256,000 from the third quarter of 2002 to 11.2 million. For 2002, Hughes had a loss of $467 million, compared with a loss of $525 million in 2001.

Including special items disclosed by Hughes yesterday, earnings totaled $86 million in the fourth quarter of 2002. The net effect of the fourth-quarter special items totaled a favorable $170 million after taxes (see "Highlights").

                                 PROFIT SHARING

General Motors also announced that approximately 130,000 hourly employees in the United States will qualify for profit-sharing payments in 2003. A typical U.S. hourly employee, eligible under the profit-sharing program, will qualify for a payment of approximately $940.

                                  LOOKING AHEAD

GM expects moderate economic growth in 2003 in the United States, resulting in total U.S. industry vehicle sales of approximately 16.5 million units. In Europe, total industry vehicle sales are expected to be about 19 million units. GM's 2003 first-quarter production forecast for North America is now estimated at 1.43 million units, up nearly 6 percent from the first quarter of 2002. GM estimates that earnings in the first quarter of 2003 will be approximately $1.50 per share, and the calendar-year earnings target is approximately $5.00 per share, excluding Hughes and any special items. In the fourth quarter of 2002, GM's effective income-tax rate, excluding financing and insurance operations, was 26 percent, the level expected for GM in each of the next several years.

General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. More information on GM can be found at www.gm.com.


                                    # # #


In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-15, 16) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)

                                           Fourth Quarter 2002
                                    ---------------------------------
                                                          GM $1-2/3
                                                          Par Value
                                                         Common Stock
                                               Total       Diluted
                                    Hughes       GM          EPS
                                    ------     ------    ------------

     Reported Net Income              $86      $1,020       $1.71

     Hughes EchoStar Termination
      Payment (A)                    (372)       (372)      (0.20)

     Hughes Write-down of Crown
      Media Investment (B)             27          27        0.02

     Hughes Write-down of XM Radio
      Investment (C)                   63          63        0.03

     Hughes Costs Related to
      Shut-down of DIRECTV DSL(TM)
      Service (D)                      97          97        0.05

     Hughes Loss on HTIL
      Transaction (E)                  15          15        0.01
                                       --         ---        ----
     Adjusted Income (Loss)          $(84)       $850       $1.62
                                       ==         ===        ====

     (A) The Hughes EchoStar Termination Payment reflects the $600 million EchoStar paid to Hughes in connection with the termination of the October 28, 2001 merger agreement between Hughes and EchoStar.
     (B) The Hughes Write-down of Crown Media Investment relates to the recognition of an other than temporary decline in the market value of Hughes' investment in Crown Media.
     (C) The Hughes Write-down of XM Radio Investment relates to the recognition of an other than temporary decline in the market value of Hughes' investment in XM Radio.
     (D) The Hughes Costs Related to Shut-down of DIRECTV DSL(TM) Service relates to the costs to close the business including contract termination payments, write-offs of equipment, and severance payments.
     (E) The Hughes Loss on HTIL Transaction relates to the exchange of Hughes' ownership in Hughes Tele.com (India) Limited for an equity interest in and long term receivables from Tata Teleservices Limited.

     NOTE: There were no special items presented in the fourth quarter of 2001.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)


                                              Year to Date 2002
                              -------------------------------------------------
                                                                     GM $1-2/3
                                                                     Par Value
                                                                    Common Stock
                                                      Other   Total   Diluted
                              GMNA     GME   Hughes    ACO     GM       EPS
                              ----     ---   ------   -----   -----  ----------

     Reported Net Income
      (Loss)                 $2,900  $(1,011) $(239) $(1,803) $1,736    $3.35

     Hughes EchoStar
      Termination Payment (A)     -        -   (372)       -    (372)   (0.21)

     Hughes Write-down of
      Crown Media Investment (B)  -        -     27        -      27     0.02

     Hughes Write-down of XM
      Radio Investment (C)        -        -     63        -      63     0.04

     Hughes Costs Related to
      Shut-down of DIRECTV DSL(TM)
      Service (D)                 -        -     97        -      97     0.05

     Hughes Loss on HTIL
      Transaction (E)             -        -     15        -      15     0.01

     Write-down of
      Fiat Auto Investment (F)    -        -      -    1,371   1,371     2.44

     GMNA Production
      Footprint (G)             116        -      -        -     116     0.21

     Hughes Sale of Equity
      Interests (H)               -        -    (68)       -     (68)   (0.04)

     GME End of Life Vehicle
      Charge (I)                  -       55      -        -      55     0.10

     GME Restructuring
      Charge (J)                  -      407      -        -     407     0.72

     Hughes Space Shuttle
      Settlement (K)              -        -    (59)       -     (59)   (0.04)

     Hughes GECC Contractual
      Dispute (L)                 -        -     51        -      51     0.03

     Hughes Loan Guarantee
      Charge (M)                  -        -     18        -      18     0.01
                              -----      ---    ---      ---   -----     ----
     Adjusted Income
      (Loss)                 $3,016    $(549) $(467)   $(432) $3,457    $6.69
                              =====      ===    ===      ===   =====     ====


      See notes on following page.

                           General Motors Corporation
                        List of Special Items - After Tax

      See page 6 for footnotes (A) - (E)

     (A) The Write-down of Fiat Auto Investment relates to GM's investment in Fiat Auto Holdings, B.V. ("Fiat Auto") and reflects completion of an impairment study relating to the carrying value of that investment, which was reduced from $2.4 billion to $220 million.
     (B) The GMNA Production Footprint charge primarily relates to costs associated with the transfer of commercial truck production from Janesville, Wisconsin, to Flint, Michigan.
     (C) The Hughes Sale of Equity Interests relates primarily to the investment in the multimedia company Thomson.
     (D) The GME End of Life Vehicle Charge relates to the European Union's directive requiring member states to enact legislation regarding end-of-life vehicles to be the responsibility of manufacturers for dismantling and recycling vehicles they have sold.
     (E) The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM's automotive operations in Europe.
     (F) The Hughes Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
     (G) The Hughes GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
     (H) The Hughes Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)

                                            Year to Date 2001
                                 ----------------------------------------
                                                                    Other
                                 GMNA    GME   GMLAAM GMAP  Hughes   ACO
                                 ----    ---   ------ ----  ------  -----

     Reported Net Income (Loss) $1,270  $(765) $(81) $(57)  $(618) $(916)

     Ste. Therese Charge (A)       194      -     -     -       -      -

     Raytheon Settlement (B)         -      -     -     -       -    474

     Gain on Sale of Thomson (C)     -      -     -     -     (67)     -

     SkyPerfecTV! Writedown (D)      -      -     -     -     133      -

     Severance Charge (E)            -      -     -     -      40      -

     DirecTV Japan Adjustment (F)    -      -     -     -     (21)     -

     Isuzu Restructuring (G)         -      -     -   133       -      -

     SFAS 133 (H)                   14     (2)    1     1       8      -

                                 -----    ---    --    --     ---    ---
      Adjusted Income (Loss)    $1,478  $(767) $(80)  $77   $(525) $(442)
                                 =====    ===    ==    ==     ===    ===


                                                                 GM $1-2/3
                                                                 Par Value
                                                                Common Stock
                                 Total          Other   Total    Diluted
                                  ACO     GMAC   FIO     GM        EPS
                                 -----   ------ -----   -----  ------------

     Reported Net Income (Loss)$(1,167) $1,786   $(18)   $601      $1.77

     Ste. Therese Charge (A)       194       -      -     194       0.35

     Raytheon Settlement (B)       474       -      -     474       0.85

     Gain on Sale of Thomson (C)   (67)      -      -     (67)     (0.04)

     SkyPerfecTV! Writedown (D)    133       -      -     133       0.08

     Severance Charge (E)           40       -      -      40       0.02

     DirecTV Japan Adjustment (F)  (21)      -      -     (21)     (0.01)

     Isuzu Restructuring (G)       133       -      -     133       0.24

     SFAS 133 (H)                   22     (34)     -     (12)     (0.03)
                                   ---   -----     --   -----       ----
     Adjusted Income (Loss)      $(259) $1,752   $(18) $1,475      $3.23
                                   ===   =====     ==   =====       ====

      See notes on next page.

                           General Motors Corporation
                        List of Special Items - After Tax

     A) The Ste. Therese Charge relates to the closing of the Ste. Therese, Quebec assembly plant.
     B) The Raytheon Settlement relates to Hughes' settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense.
     C) The Gain on Sale of Thomson relates to Hughes' sale of 4.1 million shares of Thomson Multimedia common stock.
     D) The SkyPerfecTV! Writedown relates to Hughes' non-cash charge from the revaluation of its investment.
     E) The Severance Charge relates to Hughes' 10% company-wide workforce reduction in the U.S.
     F) The DirecTV Japan Adjustment relates to a favorable adjustment to the expected costs associated with the shutdown of Hughes' DirecTV Japan business.
     G) The Isuzu Restructuring charges include General Motors' portion of severance payments and asset impairments that were part of the second quarter restructuring of its affiliate Isuzu Motors Ltd.
     H) The SFAS 133 Adjustment represents the net impact during the first quarter 2001 from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities.

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----
     Total net sales and
      revenues ($Mil's)           $48,108   $45,950   $186,244  $177,268
      Excluding Hughes            $45,600   $43,665   $177,276  $168,950

      Memo: Reported              $48,656   $45,950   $186,763  $177,260

     Consolidated adjusted
      income ($Mil's)                $850      $255     $3,457    $1,475
      Excluding Hughes               $934      $386     $3,924    $2,000

     Net margin from
      adjusted income                 1.8%      0.6%       1.9%      0.8%
      Excluding Hughes                2.0%      0.9%       2.2%      1.2%

      GM $1-2/3 par value
      earnings per share
      Basic EPS                     $1.62     $0.61      $6.72     $3.26
      Diluted EPS                   $1.62     $0.60      $6.69     $3.23
      Diluted EPS excluding
        Hughes                      $1.67     $0.69      $6.98     $3.60

     GM Class H
      earnings per share
      Basic EPS                    $(0.06)   $(0.12)    $(0.38)   $(0.48)
      Diluted EPS                  $(0.06)   $(0.12)    $(0.38)   $(0.48)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Adjusted income                $850      $255     $3,457    $1,475
      Preferred dividends               -       (23)       (47)      (99)
      Losses attributable
        to GM Class H                  59       105        352       419
                                      ---       ---      -----     -----
        Total earnings attributable
         to GM $1-2/3 par value      $909      $337     $3,762    $1,795
                                      ===       ===      =====     =====

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    560       556        560       551
      Diluted shares                  561       559        562       556

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $2.00     $2.00
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at Dec. 31
      GM $1-2/3 par value           $9.06    $24.79
      GM Class H                    $1.81     $4.96

     Total cash at Dec. 31,
      Excluding Hughes($Bil's) (2)  $17.3     $11.5

     Automotive, Communications
      Services, and
      Other Operations ($Mil's)
      Depreciation                 $1,282    $1,095     $4,723    $4,354
      Amortization of special
        tools                         751       613      2,647     2,360
      Amortization of intangible
        assets                         21        67         27       285
                                    -----     -----      -----     -----
        Total                      $2,054    $1,775     $7,397    $6,999
                                    =====     =====      =====     =====

     See footnotes on page 15.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $28,864   $27,446   $114,444  $106,938
      GME                           6,763     6,084     23,912    23,700
      GMLAAM                        1,342     1,392      5,110     5,864
      GMAP                          1,180     1,063      4,524     4,201
                                   ------    ------    -------   -------
        Total GMA                  38,149    35,985    147,990   140,703
      Hughes                        2,508     2,285      8,968     8,318
      Other                           384     1,029      2,260     2,470
                                   ------    ------    -------   -------
        Total ACO                  41,041    39,299    159,218   151,491
      GMAC                          7,066     6,565     26,793    25,480
      Other Financing                   1        86        233       297
                                   ------    ------    -------   -------
        Total FIO                   7,067     6,651     27,026    25,777
                                   ------    ------    -------   -------
         Consolidated net sales
           and revenues           $48,108   $45,950   $186,244  $177,268
                                   ======    ======    =======   =======

     Pre-tax income (loss)
      GMNA                           $838      $528     $4,198    $2,051
      GME                            (233)     (345)      (797)   (1,092)
      GMLAAM                           (6)     (150)      (240)      (79)
      GMAP                             45       (17)        10        27
                                      ---       ---      -----     -----
        Total GMA                     644        16      3,171       907
      Hughes (3)                      (92)     (213)      (640)     (786)
      Other                          (274)     (135)      (681)     (537)
                                      ---       ---      -----     -----
        Total ACO                     278      (332)     1,850      (416)
      GMAC                            778       730      3,001     2,872
      Other Financing                   4       (24)       (30)      (58)
                                      ---       ---      -----     -----
        Total FIO                     782       706      2,971     2,814
                                    -----       ---      -----     -----
        Consolidated pre-tax
         income                    $1,060      $374     $4,821    $2,398
                                    =====       ===      =====     =====


     Net income (loss)
      GMNA                           $633      $392     $3,016    $1,478
      GME                            (129)     (240)      (549)     (767)
      GMLAAM                           (7)     (111)      (181)      (80)
      GMAP                             66        25        188        77
                                      ---       ---      -----     -----
        Total GMA                     563        66      2,474       708
      Hughes (3)(4)                   (84)     (131)      (467)     (525)
      Other                          (199)     (120)      (432)     (442)
                                      ---       ---      -----     -----
        Total ACO                     280      (185)     1,575      (259)
      GMAC                            524       435      1,870     1,752
      Other Financing                  46         5         12       (18)
                                      ---       ---      -----     -----
        Total FIO                     570       440      1,882     1,734
                                      ---       ---      -----     -----
         Consolidated adjusted
           income                    $850      $255     $3,457    $1,475
                                      ===       ===      =====     =====

     See footnotes on page 15.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2002(1)    2001(1)   2002(1)   2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $240      $150     $1,227      $537
      GME                             (62)      (72)      (172)     (284)
      GMLAAM                            3       (38)       (76)      (17)
      GMAP                             43        17         55        24
                                      ---       ---      -----       ---
        Total GMA                    $224       $57     $1,034      $260
                                      ===       ===      =====       ===

     Equity income (loss) and
      minority interests
      GMNA                            $35       $14        $45      $(36)
      GME                              42        33         76        41
      GMLAAM                            2         1        (17)      (18)
      GMAP                             64        59        233        74
                                      ---       ---        ---        --
        Total GMA                    $143      $107       $337       $61
                                      ===       ===        ===        ==

     Effective income tax rate
      GMNA                           28.6%     28.4%      29.2%     26.2%
      GME                            26.6%     20.9%      21.6%     26.0%
      GMLAAM                        (50.0%)    25.3%      31.7%     21.5%
      GMAP                           95.6%   (100.0%)        -      88.9%
      Total ACO                      26.0%     31.0%      28.7%     31.0%

     Net margins
      GMNA                            2.2%      1.4%       2.6%      1.4%
      GME                            (1.9%)    (3.9%)     (2.3%)    (3.2%)
      GMLAAM                         (0.5%)    (8.0%)     (3.5%)    (1.4%)
      GMAP                            5.6%      2.4%       4.2%      1.8%
      Total GMA                       1.5%      0.2%       1.7%      0.5%
      Hughes (3)(4)                  (3.3%)    (5.7%)     (5.2%)    (6.3%)
      Total ACO                       0.7%     (0.5%)      1.0%     (0.2%)
      GMAC                            7.4%      6.6%       7.0%      6.9%
      Consolidated net income         1.8%      0.6%       1.9%      0.8%



     See footnotes on page 15.

                           General Motors Corporation
                              Operating Statistics

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           535        503      2,090    2,075
      United States - Trucks         754        648      2,810    2,463
                                   -----      -----      -----    -----
        Total United States        1,289      1,151      4,900    4,538
      Canada, Mexico, and Other      205        166        786      649
                                   -----      -----      -----    -----
        Total GMNA                 1,494      1,317      5,686    5,187
      GME                            420        401      1,645    1,760
      GMLAAM                         164        166        640      666
      GMAP                            92        100        405      460
                                   -----      -----      -----    -----
        Total Worldwide            2,170      1,984      8,376    8,073
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               161        193        747      830
      Chevrolet - Trucks             466        539      1,896    1,860
      Pontiac                        115        115        517      533
      GMC                            146        163        561      555
      Buick                          108        105        432      406
      Oldsmobile                      32         44        155      234
      Saturn                          69         61        280      261
      Cadillac                        54         47        200      172
      Other                           23         14         71       54
                                   -----      -----      -----    -----
        Total United States        1,174      1,281      4,859    4,905
      Canada, Mexico, and Other      192        172        764      686
                                   -----      -----      -----    -----
        Total GMNA                 1,366      1,453      5,623    5,591
      GME                            392        382      1,662    1,800
      GMLAAM                         164        167        647      665
      GMAP                           156        136        605      524
                                   -----      -----      -----    -----
     Total Worldwide               2,078      2,138      8,537    8,580
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          25.5%      25.8%      25.4%    26.9%
      United States - Trucks        32.1%      31.4%      31.0%    29.2%
        Total United States         29.2%      28.9%      28.3%    28.1%
      Total North America           28.6%      28.1%      28.0%    27.6%
      Total Europe                   8.8%       8.5%       8.7%     9.1%
      Latin America (5)             23.9%      23.4%      23.8%    22.4%
      Asia and Pacific               4.4%       4.3%       4.2%     4.0%
        Total Worldwide             15.2%      15.5%      14.9%    15.0%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          29.7%      14.8%      28.9%    25.7%
      % Fleet Sales - Trucks        10.3%       7.4%      11.3%    12.1%
        Total Vehicles              17.9%      10.4%      18.8%    18.4%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                   7.2%       4.3%      10.3%    11.9%

     Days Supply of Inventory
      at December 31
      United States - Cars            77         93
      United States - Trucks          62         75

     GMNA Capacity Utilization
      (2 shift rated)               94.3%      83.7%      88.4%    79.7%

     GMNA Net Price                 (3.2%)     (1.5%)     (2.1%)   (1.3%)

     See footnotes on page 15.

                           General Motors Corporation
                              Operating Statistics

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  4.28%      4.76%     4.33%     5.51%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         330 bp     195 bp
      5 Year                         335 bp     215 bp
      10 Year                        335 bp     225 bp

     Worldwide Employment
      at Dec. 31 (in 000's)
      United States Hourly           121        126
      United States Salary            40         42
                                     ---        ---
        Total United States          161        168
      Canada, Mexico, and Other       32         34
                                     ---        ---
      GMNA                           193        202
      GME                             66         73
      GMLAAM                          24         23
      GMAP                            11         11
      Hughes                          12         12
      GMAC                            31         28
      Other                           12         13
                                     ---        ---
        Total                        349        362
                                     ===        ===

     Worldwide Payrolls ($Bil's)    $5.4       $4.8     $21.0     $19.8

     Footnotes:
     ---------
     (1) Adjusted amounts for all periods represent the reported amounts excluding the effects of special items as detailed on pages 8 and 9.
     (2) Represents total cash for Automotive, Communications Services, and Other Operations, excluding Hughes, which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
     (3) The Q4 2001 and Year-to-Date 2001 amounts exclude the effects of purchase accounting adjustments related to General
          Motors' acquisition of Hughes in 1985. This purchase accounting adjustment is not recorded in 2002 because the related goodwill is no longer being amortized effective January 1, 2002 in accordance with SFAS No.
          142, Goodwill and Other Intangible Assets.
     (4) Excludes Hughes Series A Preferred Stock dividends paid to General Motors.
     (5)  Latin America excludes the Middle East and Africa.

                        CONSOLIDATED STATEMENTS OF INCOME

                                       Three Months Ended December 31,
                                       -------------------------------
                                           2002             2001
                                           ----             ----
                                  (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues            $48,656          $45,950
                                         ------           ------
Cost of sales and other expenses         39,827           37,336
Selling, general, and administrative
  expenses                                5,680            6,131
Interest expense                          1,799            2,109
                                         ------           ------
  Total costs and expenses               47,306           45,576
                                         ------           ------
Income before income taxes and
  minority interests                      1,350              374
Income tax expense                          396              180
Equity income and minority interests         66               61
                                          -----              ---
  Net income                              1,020              255
Dividends on preference stocks                -              (23)
                                          -----              ---
  Earnings attributable to common stocks $1,020             $232
                                          =====              ===

Basic earnings (losses) per
  share attributable to
  common stocks
Earnings per share attributable
  to $1-2/3 par value                     $1.71            $0.61
                                           ====             ====
Earnings per share attributable
  to Class H                              $0.06           $(0.12)
                                           ====             ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value                     $1.71            $0.60
                                           ====             ====
Earnings per share attributable
  to Class H                              $0.06           $(0.12)
                                           ====             ====

                  CONSOLIDATED STATEMENTS OF INCOME - continued

                                            Three Months Ended
                                              December 31,
                                              ------------
                                            2002          2001
                                            ----          ----
                                           (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues             $41,589       $39,299
                                          ------        ------
Cost of sales and other expenses          37,010        35,083
Selling, general, and administrative
  expenses                                 3,840         4,206
                                          ------        ------
  Total costs and expenses                40,850        39,289
                                          ------        ------
Interest expense                              83           222
Net expense from transactions with
  Financing and Insurance Operations          88           120
                                            ----           ---
Income (loss) before income taxes
  and minority interests                     568          (332)
Income tax expense (benefit)                 195           (76)
Equity income and minority interests          77            71
                                             ---           ---
  Net income (loss) - Automotive,
   Communications Services
   and Other Operations                     $450         $(185)
                                             ===           ===

FINANCING AND INSURANCE OPERATIONS

Total revenues                            $7,067        $6,651
                                           -----         -----

Interest expense                           1,716         1,887
Depreciation and amortization expense      1,432         1,428
Operating and other expenses               2,125         1,928
Provisions for financing and insurance
  losses                                   1,100           822
                                           -----         -----
  Total costs and expenses                 6,373         6,065
                                           -----         -----
Net income from transactions with
  Automotive, Communications Services,
  and Other Operations                       (88)         (120)
                                             ---           ---
Income before income taxes and
  minority interests                         782           706
Income tax expense                           201           256
Equity loss and minority interests           (11)          (10)
                                             ---           ---
  Net income - Financing and
    Insurance Operations                    $570          $440
                                             ===           ===

                                                Years Ended December 31,
                                            --------------------------------
                                            2002          2001          2000
                                            ----          ----          ----
                                 (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues            $186,763      $177,260      $184,632
                                         -------       -------       -------
Cost of sales and other expenses         153,344       144,093       145,664
Selling, general, and administrative
  expenses                                23,624        23,302        22,252
Interest expense                           7,715         8,347         9,552
                                         -------       -------       -------
  Total costs and expenses               184,683       175,742       177,468
                                         -------       -------       -------
Income before income taxes and
  minority interests                       2,080         1,518         7,164
Income tax expense                           533           768         2,393
Equity income (loss) and minority
  interests                                  189          (149)         (319)
                                           -----           ---         -----
  Net income                               1,736           601         4,452
Dividends on preference stocks               (47)         ( 99)         (110)
                                           -----           ---         -----
  Earnings attributable to common stocks  $1,689          $502        $4,342
                                           =====           ===         =====

Basic earnings (losses) per
  share attributable to
  common stocks
Earnings per share attributable
  to $1-2/3 par value                      $3.37         $1.78         $6.80
                                            ====          ====          ====
Earnings per share attributable
  to Class H                              $(0.21)       $(0.55)        $0.56
                                            ====          ====          ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value                      $3.35         $1.77         $6.68
                                            ====          ====          ====
Earnings per share attributable
  to Class H                              $(0.21)       $(0.55)        $0.55
                                            ====          ====          ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded

                                                 Years Ended December 31,
                                                 ------------------------
                                            2002          2001          2000
                                            ----          ----          ----
                                                  (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues            $159,737      $151,491      $160,627
                                         -------       -------       -------
Cost of sales and other expenses         144,550       135,620       138,303
Selling, general, and administrative
  expenses                                14,993        16,043        16,246
                                         -------       -------       -------
  Total costs and expenses               159,543       151,663       154,549
                                         -------       -------       -------
Interest expense                             789           751           815
Net expense from transactions with
  Financing and Insurance Operations         296           435           682
                                             ---         -----         -----
Income (loss) from continuing
  operations before income
  taxes and minority interests              (891)       (1,358)        4,581
Income tax (benefit) expense                (489)         (270)        1,443
Equity income (loss) and minority interests  256           (79)         (299)
                                             ---         -----         -----
  Net income (loss) - Automotive,
   Communications Services,
   and Other Operations                    $(146)      $(1,167)       $2,839
                                             ===         =====         =====


FINANCING AND INSURANCE OPERATIONS

Total revenues                           $27,026       $25,769       $24,005
                                          ------        ------        ------

Interest expense                           6,926         7,596         8,737
Depreciation and amortization expense      5,541         5,857         5,982
Operating and other expenses               8,356         7,348         5,805
Provisions for financing and
  insurance losses                         3,528         2,527         1,580
                                          ------        ------        ------
  Total costs and expenses                24,351        23,328        22,104
                                          ------        ------        ------
Net income from transactions with
  Automotive, Communications Services,
  and Other Operations                      (296)         (435)         (682)
                                           -----         -----         -----
Income before income taxes and
  minority interests                       2,971         2,876         2,583
Income tax expense                         1,022         1,038           950
Equity loss and minority interests           (67)          (70)          (20)
                                           -----         -----         -----
  Net income - Financing and
    Insurance Operations                  $1,882        $1,768        $1,613
                                           =====         =====         =====

                           CONSOLIDATED BALANCE SHEETS

                                                               December 31,
GENERAL MOTORS CORPORATION AND SUBSIDIARIES                2002          2001
                                                           ----          ----
  ASSETS                                                 (dollars in millions)

Automotive, Communications Services, and Other Operations
Cash and cash equivalents                               $13,291        $8,432
Marketable securities                                     2,174           790
                                                         ------         -----
  Total cash and marketable securities                   15,465         9,222
Accounts and notes receivable (less allowances)           5,861         5,406
Inventories (less allowances)                            10,302        10,034
Equipment on operating leases (less
  accumulated depreciation)                               5,305         4,524
Deferred income taxes and other current assets           10,938         7,877
                                                         ------        ------
  Total current assets                                   47,871        37,063
Equity in net assets of nonconsolidated associates        5,044         4,950
Property - net                                           36,152        34,908
Intangible assets - net                                  14,611        13,721
Deferred income taxes                                    32,759        22,294
Other assets                                              7,323        17,274
                                                        -------       -------
  Total Automotive, Communications Services, and
   Other Operations assets                              143,760       130,210
Financing and Insurance Operations
Cash and cash equivalents                                 8,158        10,123
Investments in securities                                14,651        11,279
Finance receivables - net                               134,647       109,211
Investment in leases and other receivables               35,466        34,618
Other assets                                             33,798        26,971
Net receivable from Automotive, Communications
  Services, and Other Operations                          1,089         1,557
                                                        -------       -------
  Total Financing and Insurance Operations assets       227,809       193,759
                                                        -------       -------
Total assets                                           $371,569      $323,969
                                                        =======       =======

  LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)                    $20,169       $18,297
Loans payable                                             1,516         2,402
Accrued expenses                                         42,304        34,090
Net payable to Financing and Insurance Operations         1,089         1,557
                                                         ------        ------
  Total current liabilities                              65,078        56,346
Long-term debt                                           16,651        10,726
Postretirement benefits other than pensions              34,275        34,515
Pensions                                                               22,709
10,790
Other liabilities and deferred income taxes              15,461        13,794
                                                        -------       -------
  Total Automotive, Communications Services,
    and Other Operations liabilities                    154,174       126,171
Financing and Insurance Operations
Accounts payable                                          6,982         7,900
Debt                                                    183,773       153,186
Other liabilities and deferred income taxes              18,992        16,259
                                                        -------       -------
  Total Financing and Insurance Operations liabilities  209,747       177,345
                                                        -------       -------
Total liabilities                                       363,921       303,516
Minority interests                                          834           746
Stockholders' equity
$1-2/3 par value common stock (outstanding,
  560,447,797. and 559,044,427 shares)                      936           932
Class H common stock (outstanding,
  958,284,272 and 877,505,382 shares)                        96            88
Capital surplus (principally additional
  paid-in capital)                                       21,583        21,519
Retained earnings                                        10,031         9,463
                                                         ------        ------
   Subtotal                                              32,646        32,002
Accumulated foreign currency translation adjustments     (2,784)       (2,919)
Net unrealized loss on derivatives                         (205)         (307)
Net unrealized gains on securities                          372           512
Minimum pension liability adjustment                    (23,215)       (9,581)
                                                        -------       -------
   Accumulated other comprehensive loss                 (25,832)      (12,295)
                                                        -------       -------
     Total stockholders' equity                           6,814        19,707
                                                        -------       -------
Total liabilities and stockholders' equity             $371,569      $323,969
                                                        =======       =======

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              For The Years Ended December 31,
                                                              --------------------------------

                                                2002                    2001                      2000
                                                ----                    ----                      ----
                                     Automotive,  Financing    Automotive,  Financing    Automotive,  Financing
                                     Comm.Serv.,     and       Comm.Serv.,     and       Comm.Serv.,     and
                                     and Other    Insurance    and Other    Insurance    and Other    Insurance
                                     ---------    ---------    ---------    ---------    ---------    ---------
Cash flows from operating activities                            (dollars in millions)
Income (loss) from continuing
  operations                             (146)       1,882       (1,167)       1,768       $2,839       $1,613
  Adjustments to reconcile income
   (loss)from continuing operations
   to net cash provided by operating
   activities
  Depreciation and amortization
   expenses                             7,397        5,541        7,051        5,857        7,429        5,982
  Postretirement benefits other than
   pensions, net of payments and VEBA
   contributions                         (223)          15        1,861           20          772           27
  Pension expense, net of
   contributions                       (3,380)           -          148            -          128            -
  Net change in mortgage loans              -       (4,377)           -       (4,241)           -          242
  Net change in mortgage securities         -         (656)           -         (777)           -         (577)
  Operating leases - acquisitions      (5,595)           -       (4,997)           -       (6,000)           -
  Operating leases - liquidations       4,774            -        6,116            -        6,008            -
  Change in other investments and
   miscellaneous assets                 3,024        3,757          959         (958)       1,154       (1,692)
  Change in other operating assets
   and liabilities                      4,314         (300)      (2,056)         719          724        2,505
  Other                                (1,695)       2,776         (357)       3,039       (1,966)       2,257
                                        -----        -----         ----        -----        -----        -----
Net cash provided by operating
  activities                           $8,470       $8,638       $7,558       $5,427      $11,088      $10,357
                                        -----        -----        -----        -----       ------       ------

Cash flows from investing activities
Expenditures for property              (6,986)        (457)      (8,611)         (20)      (9,200)        (522)
Investments in marketable securities
  - acquisitions                       (2,228)     (37,158)        (857)     (34,273)      (2,520)     (24,599)
Investments in marketable securities
  - liquidations                          873       34,815        1,228       33,124        3,057       24,114
Net change in mortgage servicing rights     -       (1,711)           -       (2,075)           -       (1,084)
Increase in finance receivables             -     (141,567)           -     (107,440)           -      (73,754)
Proceeds from sales of finance
  receivables                               -      115,678            -       95,949            -       59,221
Operating leases - acquisitions             -      (16,624)           -      (12,938)           -      (15,415)
Operating leases - liquidations             -       13,994            -       11,892            -       10,085
Investments in companies, net of
 cash acquired                           (690)        (182)        (743)        (542)      (4,302)      (2,077)
Net investing activity with
  Financing and
  Insurance Operations                    400            -         (500)           -       (1,069)           -
Other                                   1,700         (834)        (768)        (416)       2,504           93
                                        -----          ---          ---          ---        -----           --
Net cash used in investing
  activities                           (6,931)     (34,046)     (10,251)     (16,739)     (11,530)     (23,938)
                                        -----       ------       ------       ------       ------       ------

Cash flows from financing activities
Net increase (decrease) in
  loans payable                        (1,482)         523          194      (20,238)         142        7,723
Long-term debt - borrowings             6,295       47,404        5,849       58,522        5,279       22,481
Long-term debt - repayments              (328)     (24,561)      (2,602)     (18,906)      (6,196)     (16,263)
Net financing activity with
  Automotive, Communications Services,
  and Other Operations                      -         (400)           -          500            -        1,069
Repurchases of common and
  preference stocks                       (97)           -         (264)           -       (1,613)           -
Proceeds from issuing common stocks        62            -          100            -        2,792            -
Proceeds from sales of treasury stocks     19            -          418            -            -            -
Cash dividends paid to stockholders    (1,167)           -       (1,201)           -       (1,294)           -
                                        -----       ------        -----       ------        -----       ------
Net cash provided by (used in)
  financing activities                  3,302       22,966        2,494       19,878         (890)      15,010
                                        -----       ------        -----       ------          ---       ------

Effect of exchange rate changes
  on cash and cash equivalents            485           10          (74)         (22)        (249)          (6)
Net transactions with Automotive/
  Financing Operations                   (467)         467         (414)         414          970         (970)
                                          ---        -----          ---        -----          ---          ---
Net (decrease) increase in cash
  and cash equivalents                  4,859       (1,965)        (687)       8,958         (611)         453
Cash and cash equivalents at
  beginning of the year                 8,432       10,123        9,119        1,165        9,730          712
                                       ------       ------        -----       ------        -----        -----
Cash and cash equivalents at end
  of the year                         $13,291       $8,158       $8,432      $10,123       $9,119       $1,165
                                       ======        =====        =====       ======        =====        =====

          HUGHES FOURTH QUARTER 2002 RESULTS DRIVEN BY CONTINUED STRONG
                       DIRECTV U.S. FINANCIAL PERFORMANCE

            DIRECTV U.S. Revenues Increase Over 19% to $1.8 Billion;
             DIRECTV U.S. EBITDA1 More Than Triples to $191 Million


      El Segundo, Calif., January 15, 2003 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, satellite-based private business networks, and global video and data broadcasting, today reported fourth quarter 2002 revenues increased 8.3% to $2,471.7 million, compared with $2,281.6 million in the fourth quarter of 2001. EBITDA(1) for the quarter increased to $171.6 million compared with $118.2 million in the fourth quarter of last year. EBITDA margin(1) was 6.9% in the quarter compared with an EBITDA margin of 5.2% last year. Included in the 2002 fourth quarter results was a one-time charge of $111.4 million related to the previously announced shutdown of the DIRECTV Broadband business. Excluding this charge, EBITDA was $283.0 million and EBITDA margin was 11.4%. The operating loss for the fourth quarter of 2002 was $105.4 million compared with an operating loss of $178.6 million in the fourth quarter of 2001.

      "The continued improvement in the operating performance of DIRECTV U.S. drove the strong revenue and EBITDA performance of HUGHES in the quarter," said Jack A. Shaw, HUGHES' president and chief executive officer. "The actions we've taken over the last 18 months to lower churn, reduce subscriber acquisition costs and increase monthly revenue per subscriber have resulted in a higher quality subscriber base and have increased the financial returns on our subscriber investment. As a result, DIRECTV U.S. fourth quarter revenues increased by over 19% to about $1.8 billion and EBITDA more than tripled to $191 million as compared to the same period in 2001."

      Shaw continued, "We also moved quickly to address the issues facing our DIRECTV Broadband and DIRECTV Latin America businesses as soon as the proposed merger with EchoStar was terminated. As a result of our recent announcements to shutdown DIRECTV Broadband and restructure DIRECTV Latin America, we expect to reduce our cash requirements by several hundred million dollars over the next few years."

      In the fourth quarter of 2002, HUGHES reported an operating loss of $105.4 million compared with an operating loss of $178.6 million in 2001. This lower operating loss was due primarily to the higher EBITDA and the elimination of approximately $45 million of amortization expense for goodwill and intangible assets in 2002 that resulted from the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") on January 1, 2002. These changes were partially offset by higher depreciation expense, mostly at DIRECTV U.S. due to the launch of two new satellites and additional infrastructure expenditures made during the last year.

      HUGHES had fourth quarter 2002 net income of $115.3 million compared to a net loss of $132.6 million in the same period of 2001. The primary reasons for the improved net income were the lower operating loss and a pre-tax gain of $600 million related to the settlement with EchoStar Communications Corporation ("EchoStar") in connection with the termination of the proposed merger agreement with HUGHES. These improvements were partially offset by pre-tax charges related to the write-down to market value of equity investments in XM Satellite Radio and Crown Media Holdings of $103 million and $44 million, respectively, and a $52 million pre-tax loss related to the exchange of HUGHES' ownership in HUGHES Tele.com (India) Limited for an equity interest in and long term receivables from Tata Teleservices Limited.

      In January of 2002, HUGHES adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In the fourth quarter, step two of the transitional impairment test was completed for DIRECTV Latin America, DIRECTV Broadband and a Hughes Network Systems ("HNS") equity investment. As a result of this analysis, HUGHES wrote-down $557 million of goodwill related to DIRECTV Latin America, $108 million of goodwill related to DIRECTV Broadband and $16 million of goodwill associated with the HNS equity investment. In accordance with SFAS No. 142, these charges are reflected in the first quarter of 2002 results and are recorded in "Cumulative effect of accounting changes, net of taxes."

                           FULL-YEAR FINANCIAL REVIEW

      For the full-year 2002, revenues increased 8.1% to $8,934.9 million compared to $8,264.0 million in 2001. This increase was primarily due to continued subscriber growth at DIRECTV U.S. partially offset by lower sales in the Carrier businesses of HNS, the devaluation of several foreign currencies in the DIRECTV Latin America businesses and the absence of new sales-type lease contracts at PanAmSat.

      EBITDA in 2002 was $672.4 million and EBITDA margin was 7.5%, compared to EBITDA of $389.9 million and EBITDA margin of 4.7% in 2001. The 72.5% increase in EBITDA and the increase in EBITDA margin were primarily attributable to additional profit gained from the DIRECTV U.S. revenue growth and lower subscriber acquisition costs, a $95 million one-time gain from the favorable resolution of litigation with the National Aeronautics and Space Administration ("NASA"), and an $88 million charge primarily related to severance recorded in 2001. These improvements were partially offset by the devaluation of several foreign currencies and the costs associated with the 2002 World Cup in the DIRECTV Latin America businesses, the $111 million charge for the shutdown of the DIRECTV Broadband business and a charge of $48 million related to losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation ("GECC").

      HUGHES' operating loss for 2002 was $394.7 million compared with an operating loss of $757.8 million in 2001. The improved operating loss was primarily due to the higher EBITDA and the elimination of approximately $249 million of amortization expense for goodwill and intangible assets in 2002 that resulted from the adoption of SFAS No. 142. These changes were partially offset by higher depreciation expense, particularly at DIRECTV U.S. due to the recent launch of two new satellites and additional infrastructure expenditures made during the last year.

      In 2002, net losses totaled $891.1 million compared to net losses of $621.6 million in 2001. The higher net loss was primarily due to the goodwill charges, increased net interest expense including a charge of $74 million related to the GECC settlement in 2002, the write-downs of equity investments to market value and the discontinuation of the minority interest adjustment related to DIRECTV Latin America. Partially offsetting these results were the gain recorded on the EchoStar settlement, the lower operating loss, the write-down of HUGHES' Sky Perfect Communications, Inc. ("Sky Perfect") investment in 2001, and the larger pre-tax gain on the sale of HUGHES' Thomson Multimedia common stock in 2002 compared to 2001.

                  SEGMENT FINANCIAL REVIEW: FOURTH QUARTER 2002

                            Direct-To-Home Broadcast

      Fourth quarter 2002 revenues for the segment increased 15.1% to $1,973.7 million from $1,715.2 million in the fourth quarter of 2001. The segment had EBITDA of $44.8 million compared with negative EBITDA of $5.3 million in the fourth quarter of 2001. Operating loss was $142.3 million in the fourth quarter of 2002 compared with an operating loss of $176.1 million in the same period last year.

      United States: Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV's owned and operated gross subscriber additions in the quarter were 711,000 and after accounting for churn, DIRECTV added 292,000 net subscribers. DIRECTV owned and operated subscribers totaled 9.49 million as of December 31, 2002, 12% more than the 8.44 million cumulative subscribers attained as of December 31, 2001. For the fourth quarter of 2002, the total number of subscribers in NRTC territories fell by 36,000, reducing the total number of NRTC subscribers as of December 31, 2002, to 1.69 million. As a result, the DIRECTV platform ended the year with
11.18 million total subscribers.

      DIRECTV reported quarterly revenues of $1,814 million, an increase of over 19% from last year's fourth quarter revenues of $1,519 million. The increase was due to continued subscriber growth and higher monthly revenue per subscriber.

      EBITDA for the fourth quarter of 2002 was $191 million compared with EBITDA in the same period of 2001 of $63 million. The increased EBITDA was primarily due to the additional profit gained from DIRECTV's increased revenue and lower marketing costs related to lower gross subscriber additions. Operating profit in the current quarter increased to $68 million compared with an operating loss of $46 million in 2001 principally due to the improved EBITDA and reduced amortization expense in accordance with SFAS No. 142. These were partially offset by higher depreciation expense, mostly related to the launch of the DIRECTV 4S satellite in December 2001 and DIRECTV 5 in May 2002, as well as additional infrastructure expenditures made during the last year.

      Please refer to the "Selected DIRECTV U.S. Performance Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: On December 13, 2002, HUGHES announced that it was shutting down the DIRECTV DSLTM service. DIRECTV Broadband will be transitioning subscribers to alternative service providers during the first quarter of 2003.

      In the fourth quarter of 2002, the DIRECTV DSL service added approximately 600 net customers. As of December 31, 2002, DIRECTV DSL had about 151,600 residential broadband customers in the United States compared with about 91,000 customers as of December 31, 2001.

      The DIRECTV DSL service had fourth quarter 2002 revenues of $21 million compared with $11 million reported in the fourth quarter of 2001. The increase was driven by the larger subscriber base and an increase in monthly revenue per subscriber.

      Including a $111 million charge recorded for the expected costs associated with the planned shutdown of the service, DIRECTV DSL had negative EBITDA of $134 million in the quarter compared with negative EBITDA of $32 million in the same period last year. The charge will cover the expected costs to close the business including contract termination payments, write-off of customer premise equipment and severance payments. DIRECTV DSL's operating loss in the fourth quarter of 2002 increased to $147 million compared with an operating loss of $41 million in 2001 primarily due to the shutdown charge.


      Latin America: On January 8, 2003, DIRECTV Latin America announced that it had initiated discussions with certain programmers, suppliers, lenders and business associates to resolve issues that have affected its financial performance, including excessive fixed costs and a substantial debt burden. DIRECTV Latin America's goal is to implement a plan that is consistent with its overall objectives of enhanced competitiveness and profitable growth.

      The DIRECTV service in Latin America lost 22,000 net subscribers in the fourth quarter of 2002. As a result, the total number of subscribers in Latin America as of the end of the quarter was approximately 1,582,000 compared with about 1,610,000 as of December 31, 2001.

      Revenues for DIRECTV Latin America were $141 million for the quarter compared with $186 million in the fourth quarter of 2001. This decline was primarily due to the devaluation of several foreign currencies, the most significant of which was in Argentina, as well as the lower number of subscribers.

      DIRECTV Latin America had negative EBITDA of $13 million in the quarter compared with negative EBITDA of $36 million in the fourth quarter of 2001. The improvement in EBITDA was primarily due to a $29 million charge in 2001 related to the Argentinean devaluation as well as reduced operating costs in 2002 due to aggressive cost cutting. These improvements were partially offset by the decline in revenues. DIRECTV Latin America's operating loss decreased to $64 million in the quarter from an operating loss of $89 million last year primarily due to the improved EBITDA and reduced amortization expense in accordance with SFAS No. 142, partially offset by higher depreciation expense associated with additional infrastructure expenditures.

                               Satellite Services

      PanAmSat Corporation ("PanAmSat"), which is 81%-owned by HUGHES, generated fourth quarter 2002 revenues of $196.8 million compared with $203.7 million in the same period of the prior year. The decrease in revenues was primarily due to reduced occasional video services revenues as compared to fourth quarter 2001, which reflected increased activity due to the events of September 11, 2001.

      EBITDA for the quarter was $144.4 million and EBITDA margin was 73.4%. EBITDA in the fourth quarter of 2001 was $139.3 million and EBITDA margin was 68.4%. The increase in EBITDA and EBITDA margin was primarily due to the company's continued focus on reducing its operating costs. Operating profit for the quarter was $71.4 million compared with operating profit of $29.3 million in the fourth quarter of 2001. The increase was primarily due to the improved EBITDA as well as lower amortization expense in accordance with SFAS No. 142 and lower satellite depreciation expense.

      As of December 31, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.55 billion compared to approximately $5.50 billion at the end of the third quarter of 2002.

                                 Network Systems

      HNS generated fourth quarter 2002 revenues of $372.5 million compared with $435.7 million in the fourth quarter of 2001. The decline was principally due to lower sales in the Carrier businesses primarily related to the substantial completion of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts.

      HNS shipped 939,000 DIRECTV(R) receiver systems in the fourth quarter of 2002 compared to 814,000 units in the same period last year. Additionally, HNS added approximately 20,000 net DIRECWAY residential and small office/home office
(SOHO) broadband customers in the quarter. As of December 31, 2002, DIRECWAY had approximately 158,000 residential and SOHO subscribers in North America compared to 101,000 as of December 31, 2001, a 56% increase.


      HNS reported EBITDA of $1.1 million in the quarter compared to negative EBITDA of $14.1 million in the fourth quarter of 2001. Improved margins in the Satellite Broadband and Set-Top Box businesses were partially offset by the lower EBITDA associated with the decline in sales in the Carrier businesses. Operating loss was $18.0 million compared with the prior year's operating loss of $27.6 million. The decrease in operating loss was attributable to the improved EBITDA partially offset by increased depreciation and amortization expense associated with additional infrastructure expenditures.

                                  BALANCE SHEET

      From December 31, 2001 to December 31, 2002, HUGHES' consolidated cash balance increased $428.5 million to $1,128.6 million and total debt increased $470.5 million to $3,117.8 million. The major uses of cash were $1,298.1 million for satellite and capital expenditures, the payment of $180 million to GECC and the final purchase price adjustment payment of $134 million to the Raytheon Company. Also included in 2002 were cash receipts of $600 million for the settlement on the terminated merger with EchoStar, $215 million from an insurance claim on the PAS-7 satellite, $211 million for the sale of Thomson Multimedia common stock, $105 million for the sale of Sky Perfect common stock and $95 million from the resolution of the breach of contract lawsuit with NASA.

      Additionally, on December 4, 2002, HUGHES announced that it had refinanced and extended $1.9 billion of senior credit facilities. The amended facilities mature on August 31, 2003, and include a $1.28 billion revolving credit facility and a $650 million term loan.

       Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' fourth quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5517. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 719-457-0820, code: 797276) beginning today at 7:00 p.m. ET.


(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating profit (loss) plus depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. HUGHES management uses EBITDA to evaluate the operating performance of HUGHES and its business segments, to allocate resources and capital to its business segments, and as a measure of performance for incentive compensation purposes. HUGHES believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. HUGHES management believes that EBITDA is a common measure used to compare HUGHES' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not reflect funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.

                            Hughes Financial Guidance
-------------------------------------------------------------------------------
                              2002 Full Year    First Quarter      Full Year
                                  Actuals           2003              2003
-------------------------------------------------------------------------------
HUGHES
-------------------------------------------------------------------------------
  Revenues                        $8,935M          ~$2.1B          $9.3 - 9.5B
-------------------------------------------------------------------------------
  EBITDA                           $672M         $175 - 225M         ~$1.1B
-------------------------------------------------------------------------------
  Cash Supplied/(Required)        $138M(1)          N/A       $(200) - (300)M(2)
-------------------------------------------------------------------------------
DIRECTV U.S.
-------------------------------------------------------------------------------
  Revenues                        $6,445M         ~$1.625B           ~$7.1B
-------------------------------------------------------------------------------
  EBITDA                          $620M(3)         ~$160M          $800 - 850M
-------------------------------------------------------------------------------
  Net Subscriber Adds             1,050K             N/A           750 - 800K
-------------------------------------------------------------------------------
DIRECTV DSL
-------------------------------------------------------------------------------
  Revenues                         $72M
------------------------------------------
  EBITDA                          $(220)M          DIRECTV DSL Discontinued
------------------------------------------
  Net Subscriber Adds               61K
-------------------------------------------------------------------------------
DIRECTV Latin America
-------------------------------------------------------------------------------
  Revenues                         $680M         $125 - 150M       $550 - 600M
-------------------------------------------------------------------------------
  EBITDA                          $(202)M       $(30) - (50)M     $(50) - (75)M
-------------------------------------------------------------------------------
Hughes Network Systems
-------------------------------------------------------------------------------
  Revenues                        $1,170M        $215 - 230M       $1.1 - 1.2B
-------------------------------------------------------------------------------
  EBITDA                          $(87)M(4)     $(20) - (30)M       Breakeven
-------------------------------------------------------------------------------
PanAmSat
-------------------------------------------------------------------------------
  Revenues                         $812M         $190 - 200M       $790 - 820M
-------------------------------------------------------------------------------
  New Outright Sales                None            None              None
  and Sales-Type
  Leases
-------------------------------------------------------------------------------
  EBITDA                           $592M         $140 - 150M       $580 - 600M
-------------------------------------------------------------------------------

(1) Excludes financing fees of and purchases of short term investments.
(2) Excludes one-time non-operating cash requirements.
(3) Excludes $56M EBITDA charge for GECC settlement and includes $45M of allocated HUGHES corporate G&A which will not be allocated in 2003.
(4) Includes $10M of allocated HUGHES corporate G&A which will not be allocated in 2003.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.


                                      ###

Selected DIRECTV U.S. Performance Highlights
--------------------------------------------------------------------------------
                                                Quarters Ended
                               -------------------------------------------------
                               12/31/01   3/31/02   6/30/02   9/30/02  12/31/02
DIRECTV U.S. Key Performance
  Metrics
--------------------------------------------------------------------------------
  Average Revenue per User
   (ARPU),$ (1)                 $61.35    $56.70    $58.10    $59.20    $64.70
--------------------------------------------------------------------------------
  Subscriber Acquisition
   Cost (SAC),$ (2)               $565      $525      $530      $535      $570
--------------------------------------------------------------------------------
  Churn, %  (3)                    1.7%      1.6%      1.7%      1.7%      1.5%
--------------------------------------------------------------------------------
  Pre-Marketing Cash Flow
   (PMCF), %                        38%       39%       40%       41%       38%
--------------------------------------------------------------------------------

Subscriber Summary (in millions)
--------------------------------
  DIRECTV - Owned & Operated
--------------------------------------------------------------------------------
    Residential                   7.88      8.27      8.46      8.68      8.93
--------------------------------------------------------------------------------
    Commercial                    0.33      0.34      0.37      0.38      0.40
--------------------------------------------------------------------------------
    Suspended                     0.23      0.18      0.16      0.14      0.16
--------------------------------------------------------------------------------
        Total DIRECTV - Owned
          & Operated (4)          8.44      8.79      8.99      9.20      9.49
--------------------------------------------------------------------------------
  NRTC, Total  (5)                1.89      1.75      1.75      1.72      1.69
--------------------------------------------------------------------------------
        Grand Total              10.33     10.54     10.74     10.92     11.18
---------------------------------===============================================

   (1) Total revenue divided by average period-end total DIRECTV owned & operated customers
   (2) Sales and marketing acquisition costs divided by DIRECTV owned &
       operated customer gross adds in the period; includes advanced and leased set-top boxes
   (3) Net customer disconnects divided by average period-end DIRECTV owned and operated customers
   (4) Excludes pending customers to reflect policy change effective 1/1/02
   (5) Reflects DIRECTV billing system data except Q1 and Q2 2002 which also reflect Pegasus Communicatons Corp. policy change and adjustments reported in Pegasus' Form 10Q filings
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                                    Twelve Months
                                          Fourth Quarter     Ended December 31,
                                          --------------------------------------
                                          2002      2001      2002      2001
--------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                        $2,195.6  $1,935.6  $8,031.0  $7,204.3
Product sales                              276.1     346.0     903.9   1,059.7
--------------------------------------------------------------------------------
Total Revenues                           2,471.7   2,281.6   8,934.9   8,264.0
--------------------------------------------------------------------------------
Operating Costs and Expenses,
  Exclusive of Depreciation and
  Amortization Expense Shown Below
Broadcast programming and other costs    1,162.3     944.3   4,187.1   3,335.3
Cost of products sold                      251.4     309.8     818.6     900.2
Selling, general and administrative
  expenses                                 886.4     909.3   3,256.8   3,638.6
Depreciation and amortization              277.0     296.8   1,067.1   1,147.7
--------------------------------------------------------------------------------
Total Operating Costs and Expenses       2,577.1   2,460.2   9,329.6   9,021.8
--------------------------------------------------------------------------------

Operating Loss                            (105.4)   (178.6)   (394.7)   (757.8)

Interest income                              7.4       4.5      24.5      56.7
Interest expense                           (61.1)    (61.9)   (336.2)   (195.9)
Other, net                                 379.5      (2.7)    425.5     (92.7)
--------------------------------------------------------------------------------
Income (Loss) Before Income Taxes,
  Minority Interests and Cumulative
  Effect of Accounting Change              220.4    (238.7)   (280.9)   (989.7)

Income tax (expense) benefit               (97.8)    107.8      92.7     325.6
Minority interests in net (earnings)
  losses of subsidiaries                    (7.3)     (1.7)    (21.6)     49.9
--------------------------------------------------------------------------------

Income (Loss) before cumulative
  effect of accounting changes             115.3    (132.6)   (209.8)   (614.2)
Cumulative effect of accounting
  changes, net of taxes                        -         -    (681.3)     (7.4)
--------------------------------------------------------------------------------

Net Income (Loss)                          115.3    (132.6)   (891.1)   (621.6)

Adjustment to exclude the effect
  of GM purchase accounting                    -       0.8         -       3.3
--------------------------------------------------------------------------------

Income (Loss) excluding the effect
  of GM purchase accounting                115.3    (131.8)   (891.1)   (618.3)

Preferred stock dividends                      -     (24.1)    (46.9)    (96.4)
--------------------------------------------------------------------------------

Income (Loss) Used for Computation of
  Available Separate Consolidated
  Net Income (Loss)                       $115.3   $(155.9)  $(938.0)  $(714.7)
================================================================================

Available Separate Consolidated
  Net Income (Loss)
Average number of shares of General Motors
  Class H Common Stock outstanding
  (in millions) (Numerator)                958.2     877.3     919.5     876.3
Average Class H dividend base
  (in millions) (Denominator)            1,381.8   1,300.9   1,343.1   1,300.0
Available Separate Consolidated
  Net Income (Loss)                        $80.0   $(105.1)  $(642.2)  $(481.8)
================================================================================

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                              December 31,
                                                       2002        December 31,
ASSETS                                             (Unaudited)         2001
--------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                              $1,128.6         $700.1
Accounts and notes receivable                           1,133.9        1,090.5
Contracts in process                                      165.9          153.1
Inventories                                               230.3          360.1
Deferred income taxes                                      97.7          118.9
Prepaid expenses and other                                921.3          918.4
--------------------------------------------------------------------------------
Total Current Assets                                    3,677.7        3,341.1
Satellites, net                                         4,922.6        4,806.6
Property, net                                           2,017.4        2,197.8
Goodwill, net                                           5,775.2        6,496.6
Intangible Assets, net                                    644.7          660.2
Net Investment in Sales-type Leases                       161.9          227.0
Investments and Other Assets                              706.9        1,480.8
--------------------------------------------------------------------------------
Total Assets                                          $17,906.4      $19,210.1
================================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
--------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,039.0       $1,227.5
Deferred revenues                                         166.4          178.5
Short-term borrowings and current portion of
  long-term debt                                          727.8        1,658.5
Accrued liabilities and other                           1,288.5        1,342.0
--------------------------------------------------------------------------------
Total Current Liabilities                               3,221.7        4,406.5
Long-Term Debt                                          2,390.0          988.8
Other Liabilities and Deferred Credits                  1,178.4        1,465.1
Deferred Income Taxes                                     581.2          746.5
Commitments and Contingencies
Minority Interests                                        555.3          531.3
Stockholder's Equity                                    9,979.8       11,071.9
--------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity            $17,906.4      $19,210.1
================================================================================

 Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Twelve Months
                                 Fourth Quarter Ended          December 31,
                                 --------------------       ------------------
                                   2002       2001          2002       2001
------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $ 1,973.7  $ 1,715.2      $7,193.3   $6,306.4
EBITDA (1)                      $    44.8  $    (5.3)     $  142.2   $  (74.8)
EBITDA Margin (1)                     2.3%       N/A           2.0%        N/A
Operating Loss                  $  (142.3) $  (176.1)     $ (523.8)  $ (749.9)
Depreciation and Amortization   $   187.1  $   170.8      $  666.0   $  675.1
Capital Expenditures            $   123.5  $   211.8      $  524.1   $  734.3

------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                  $   196.8  $   203.7      $  812.3   $  870.1
EBITDA (1)                      $   144.4  $   139.3      $  591.6   $  580.0
EBITDA Margin (1)                    73.4%      68.4%         72.8%      66.7%
Operating Profit                $    71.4  $    29.3      $  255.9   $  165.3
Operating Profit Margin              36.3%      14.4%         31.5%      19.0%
Depreciation and Amortization   $    73.0  $   110.0      $  335.7   $  414.7
Capital Expenditures            $    34.3  $    96.5      $  294.3   $  338.2

------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                  $   372.5  $   435.7      $1,169.9   $1,325.8
EBITDA (1)                      $     1.1  $   (14.1)     $  (87.0)  $ (111.8)
Operating Loss                  $   (18.0) $   (27.6)     $ (160.7)  $ (171.8)
Depreciation and Amortization   $    19.1  $    13.5      $   73.7   $   60.0
Capital Expenditures            $    85.0  $   197.4      $  400.4   $  664.6

------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                  $   (71.3) $   (73.0)     $ (240.6)  $ (238.3)
EBITDA (1)                      $   (18.7) $    (1.7)     $   25.6   $   (3.5)
Operating Profit (Loss)         $   (16.5) $    (4.2)     $   33.9   $   (1.4)
Depreciation and Amortization   $    (2.2) $     2.5      $   (8.3)  $   (2.1)
Capital Expenditures            $    24.6  $    10.4      $   79.3   $    6.4

------------------------------------------------------------------------------
TOTAL
Total Revenues                  $ 2,471.7  $ 2,281.6      $8,934.9   $8,264.0
EBITDA (1)                      $   171.6  $   118.2      $  672.4   $  389.9
EBITDA Margin (1)                     6.9%       5.2%          7.5%       4.7%
Operating Loss                  $  (105.4) $  (178.6)     $ (394.7)  $ (757.8)
Depreciation and Amortization   $   277.0  $   296.8      $1,067.1   $1,147.7
Capital Expenditures            $   267.4  $   516.1      $1,298.1   $1,743.5

==============================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. EBITDA does not reflect the funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    January 16, 2003
        ----------------
                                            By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)











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